UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 23, 2016
(Date of earliest event reported)

Cinedigm Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

212-206-8600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 23, 2016, Cinedigm Corp., a Delaware corporation (the "Company"), received a letter (the "Notice") from the Listing Qualifications staff of The NASDAQ Stock Market LLC ("Nasdaq") indicating that the Company no longer meets the requirement to maintain a minimum market value of publicly held shares  ("MVPHS") of $15,000,000, as set forth in Nasdaq Listing Rule 5450(b)(3)(C). The Notice does not result in the immediate delisting of the Company's common stock from the Nasdaq Global Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until December 20, 2016, in which to regain compliance. In order to regain compliance with the MVPHS requirement, the Company's MVPHS must be at least $15,000,000 for a minimum of ten consecutive business days during this 180-day period. If the Company does not regain compliance with the bid price requirement by December 20, 2016, the Company may be eligible for an additional 180 calendar day compliance period. If the Company does not regain compliance by December 20, 2016, or the termination of any subsequent compliance period, if applicable, the Staff will provide written notification to the Company that its common stock may be delisted. At such time, the Company would be afforded the opportunity for a hearing before a Nasdaq Listing Qualifications Panel (the "Panel"). A request for a hearing would stay any suspension or delisting action pending the issuance of a decision by the Panel following the hearing and the expiration of any extension period granted by the Panel. In that regard, the Panel would have the authority to grant the Company up to an additional 180-day period in which to regain compliance.

The Company intends to monitor the MVPHS for its common stock between now and December 20, 2016  and will consider the various available options if its common stock does not trade at a level that is likely to regain compliance.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 29, 2016

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Digital Cinema, General Counsel and Secretary

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